Exhibit 99.1
PRESS RELEASE
Harris Corporation Second Quarter Revenue Increases 30%;
Growth Continues Across All Operating Segments
Company Increases Fiscal Year 2008 Revenue and Earnings Guidance
MELBOURNE, Florida, January 30, 2008 — Harris Corporation (NYSE:HRS) reported revenue for its second quarter of fiscal year 2008 of $1.3 billion, an increase of 30 percent compared to $1.0 billion in the prior-year quarter. Organic revenue, excluding the impact of prior-year acquisitions, increased 13 percent compared to the prior-year quarter. Sequentially, revenue increased 7 percent compared to the first quarter.
Net income was $114 million, or $.83 per diluted share, compared to $94 million, or $.67 per diluted share, in the prior-year quarter. Non-GAAP net income, excluding acquisition-related costs, increased 26 percent to $120 million, or $.87 per diluted share, compared to $95 million, or $.68 per diluted share, in the prior-year quarter. A reconciliation of GAAP to non-GAAP financial measures is provided in Tables 5 and 6 along with accompanying notes.
“Harris maintained its strong momentum in both revenue and earnings growth in the second quarter, with higher revenue across all of the company’s operating segments,” said Howard L. Lance, chairman, president and chief executive officer. “We expect every segment to deliver higher revenue and improved operating income in fiscal 2008, compared to the prior year.
“Our improved revenue and earnings outlook for the fiscal year is largely being driven by increasing strength in our RF Communications tactical radio business. Order rates are strong, and the U.S. and international opportunities pipeline remains large and robust. We expect to finish this year with a substantial backlog, and we believe that strong markets, new products, and global market share expansion will drive double-digit growth in this business in fiscal year 2009.
“Government Communications Systems had a good quarter, and the Multimax acquisition is performing very well. We also had excellent top-line growth in our commercial businesses in the quarter, but we need to see further improvement in gross margins. Actions are being taken to drive improvements going forward.”
Defense Communications and Electronics
Strong results continued in the Defense Communications and Electronics segment, with revenue of $472 million, an increase of 18 percent compared to the prior-year quarter. Operating income increased to $142 million, and operating margin was 30 percent.
RF Communications Division revenue increased 25 percent compared to the prior-year quarter and was 13 percent higher on a sequential basis. The company continued to make investments during the quarter aimed at further increasing production capacity at its Rochester, New York, campus.
Global market demand for advanced tactical radio solutions continues to increase at double-digit growth rates. Deployment of advanced communications capabilities continues to be a top priority in the U.S. and globally, driven by modernization programs, force expansion, force restructuring and modularity, increasing requirements for global interoperability, and network-centric operations that significantly improve situational awareness.
RF orders for the first-half of fiscal 2008 were higher than the same period in the prior year and are expected to be higher than sales for fiscal year 2008. Significant Falcon® II orders in the second quarter included $28 million for U.S. Army Mine Resistant Ambush Protected (MRAP)

vehicles and $15 million for HF radios for the Army National Guard. In early January, Harris was awarded a $118 million order from the U.S. Army for HMMWVs and other vehicles.
In the quarter, Harris received an $18 million order for JTRS-approved Falcon III handheld tactical radio systems for the U.S. Air Force. The order was received from the JTRS Joint Program Executive Office under the previously announced $2.7 billion Consolidated Interim Single Channel Handheld Radio (CISCHR) IDIQ contract. In January, Harris also received a $14 million order under the $212 million Tactical Handheld Radio (THHR) IDIQ contract from the U.S. Marine Corps to support MRAP and other tactical vehicles. Falcon III handheld radio shipments now total more than 30,000 units.
Strong international demand was reflected in deliveries of radios to a wide range of international governments including Pakistan, Iraq, Georgia, Kenya, Romania, Armenia, Estonia, Malaysia, Philippines, Tajikistan, and the United Kingdom, along with new orders from Norway, Thailand, Ethiopia, Denmark, and the Republic of Niger.
Harris received certification from the National Security Agency (NSA) for its new Falcon III multiband, multimission manpack radio during the quarter. The Falcon III manpack is the first wideband networking radio to utilize the Software Communications Architecture (SCA) and receive NSA Type 1 certification for the protection of voice and data traffic up through the Top Secret level.
Other new product successes included an $8 million contract from the U.S. Marine Corps to provide the new HCLOS (high-capacity line-of-sight) data radios. These radios provide ground troops the ability to send secure, high-bandwidth data between command posts and forward-operating bases at data rates in excess of 80 Mbps. Harris also received an $8 million contract from the government of Norway for the new Secure Personal Radio that delivers secure tactical digital communications to individual soldiers.
Defense Programs revenue increased 2 percent, compared to the prior-year quarter, with higher revenue from a number of strategic DoD communications programs including the CDL (Common Data Link) Hawklink program for the U.S. Navy, the WIN-T (Warfighter Information Network-Tactical) program for the U.S. Army, the LMST (Lightweight Multiband Satellite Terminal) program for the U.S. Marine Corps, and the MIDS (Multifunctional Information Distribution System) terminals program for Department of Defense aircraft. As anticipated, aircraft electronics revenue was lower in the second quarter as a result of production timing on the F-35 Lightning II and F/A-18 Hornet programs.
Government Communications Systems
Growth also continued in the Government Communications Systems segment. Second quarter revenue was $507 million, an increase of 38 percent compared to the prior-year quarter. Organic revenue increased 12 percent, driven by year-over-year growth in Civil and National Intelligence programs and IT Services. The Multimax acquisition contributed to organic revenue growth. Operating income was $49 million. Non-GAAP operating income, excluding acquisition-related costs, increased 62 percent from the prior-year quarter to $50 million.
Revenue drivers in the segment included the FDCA (Field Data Collection Automation) program for the U.S. Census Bureau, equipment upgrades for the Federal Aviation Administration VSCS (Voice Switching and Control System) program, and growth in classified programs for National Intelligence customers. Segment revenue also benefited from growth in the NMCI (Navy/Marine Corps Intranet) program and from new task orders under the NETCENTS program for the U.S. Air Force.

Major new wins in the second quarter included IT services programs totaling $24 million for the Department of Labor and for Montgomery County, Maryland, and $23 million in new programs for National Intelligence customers. In early January, Harris won the six-and-a-half-year, potential $410 million Network and Space Operations and Maintenance (NSOM) program with the U.S. Air Force 50th Space Wing in Colorado Springs. The program supersedes the former Mission Communications and Operations Maintenance (MCOM) and Operational Space Services and Support (OSSS) programs.
Broadcast Communications
Revenue in the second quarter in the Broadcast Communications segment was $164 million, an increase of 6 percent compared to the prior-year quarter. Operating income was $8 million. Non-GAAP operating income, excluding acquisition-related costs, was $10 million. Operating margin was lower in the second quarter, compared to the prior-year quarter, due to higher manufacturing and supply chain costs. Operating margin is expected to improve in the second half of the fiscal year.
Double-digit revenue growth continued in the Video Infrastructure & Digital Media businesses, as a result of strong sales of HD (high definition) servers, routing systems, graphics equipment, and the recent launch of the new CENTRIO™ multiviewers. Software Systems also posted revenue growth, resulting from the completion of several large automation projects. Transmission revenue was lower than the prior-year quarter. Demand for digital TV transmission systems is expected to be significantly stronger in the second half as broadcasters begin their final migration to comply with the February 2009 FCC mandate.
Major orders in the quarter included digital transmission and OSi-Traffic™ systems for Gray Television, encoding technology for DIRECTV, and NEXIO™ video servers for the Public Broadcasting Service (PBS). Increasingly, large media customers are selecting the Harris ONE™ workflow solutions, which include integrated hardware and software products across the studio enterprise. In the second quarter, First Gulf Company in Saudi Arabia ordered servers, graphics, test and measurement, and routing systems. Bell ExpressVu, a Canadian satellite television service provider, ordered automation playout systems and NEXIO servers.
Harris Stratex Networks, Inc.
Revenue for the Harris Stratex Networks segment was $181 million in the quarter, an increase of 5 percent compared to the prior-year quarter on a pro forma, non-GAAP basis (as if the former Harris Microwave Communications segment and Stratex Networks had been combined since the beginning of fiscal year 2007). The segment had an operating loss of $1 million. Non-GAAP operating income was $11 million, excluding integration costs associated with the business combination, and was higher than the first quarter.
North America microwave had record second quarter revenue of $64 million, realizing 13 percent growth compared to the first quarter. Mobile network footprint expansion, increased bandwidth demand, and microwave relocation are expected to fuel continued growth in North America. Gross margins are strong and the business is delivering expected results.
International revenue of $111 million in the second quarter increased 7 percent, compared with the year-ago quarter. Combined revenue for Latin America and Asia-Pacific increased 54 percent, compared to the prior-year quarter, as the company’s focus on capturing new customers in these regions gained traction. Africa revenue increased 4 percent. Revenue from Europe, the Middle East and Russia decreased 20 percent, compared with the year-ago quarter, as a result of operator consolidations and slower implementation of 3G networks.
International gross margins were impacted by the shift in revenue contribution from Europe, the Middle East and Russia to Latin America and Asia Pacific. Additionally, freight costs were higher, and service margins for engineering and installation projects were lower than previously expected. Actions are underway to reduce costs and improve performance in the second half of the fiscal year.
Harris Stratex Networks (NASDAQ:HSTX) management will host a conference call and webcast (www.harrisstratex.com) today at 5:30 p.m., Eastern Time, to discuss financial results for their fiscal year second quarter.
Revenue and Earnings Guidance Increased
Harris increased its revenue guidance for fiscal year 2008 to a range of $5.2 billion to $5.3 billion, representing organic revenue growth of 11 to 13 percent above fiscal 2007.
Non-GAAP earnings guidance for fiscal year 2008 was increased to a new range of $3.45 to $3.55 per diluted share, compared to a previous range of $3.35 to $3.45 per diluted share, excluding integration charges related to acquisitions and the formation of Harris Stratex Networks. Non-GAAP earnings guidance represents a year-over-year increase of 25 percent compared to non-GAAP earnings for fiscal year 2007.
The corresponding fiscal year 2008 GAAP earnings guidance is in a range of $3.35 to $3.45 per diluted share. A reconciliation of GAAP to non-GAAP earnings guidance is provided in Table 7 and the accompanying notes.
Harris will host a conference call today at 4:30 p.m., Eastern Time, to discuss the above items. Interested individuals are invited to listen to the call by using a dial-in number: (719) 325-4802, access code: 4552139. The conference call also will be broadcast live via the Internet at www.harris.com. A replay of the teleconference will be available beginning at 8:00 p.m., Eastern Time, and will run until midnight, Eastern Time, on February 6, 2008. To access the replay, please call (719) 457-0820, access code: 4552139. A recording of the call will also be available on the Harris website beginning at 7:00 p.m., Eastern Time, on January 30.
Harris is an international communications and information technology company serving government, defense and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has annual revenue of over $4 billion and more than 16,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications™ products, systems, and services. Additional information about Harris Corporation is available at www.harris.com
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including net income and earnings per share for the second quarter of fiscal 2008 excluding the impact of costs associated with our acquisitions and integration costs associated with the formation of Harris Stratex Networks; and earnings per share guidance for fiscal 2008 also excluding the impact of integration costs associated with the formation of Harris Stratex Networks and acquisitions. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Attachments: Financial Statements (eight tables).

Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2008; the potential value of contract awards and potential contract awards; and statements regarding outlook, including expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenues, as the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; changes in our effective tax rate that may have an adverse effect on our results of operations; the impact of the results of Harris Stratex Networks, which may vary significantly and may be difficult to forecast; the potential impact of natural disasters on our significant operations in Florida, California and other locations; general economic conditions in the markets in which we operate; changes in future business conditions that could cause business investments and/or recorded goodwill to become impaired; and our ability to attract and retain key employees. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
# # #
Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information: Contact Harris Corporation at www.harris.com

Table 1
HARRIS CORPORATION
FY’08 Second Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Quarter Ended		Two Quarters Ended
	December 28,	December 29,	December 28,	December 29,
	2007	2006	2007	2006
	(In millions, except per share amounts)
Revenue from product sales and services	$1,317.7	$1,016.2	$2,548.2	$1,963.0

Cost of product sales and services	(908.2)	(683.7)	(1,757.8)	(1,324.6)
Engineering, selling and administrative expenses	(230.3)	(181.4)	(447.2)	(350.8)
Non-operating income (loss)	4.2	(0.2)	5.9	(18.7)
Interest income	1.6	2.5	3.6	4.9
Interest expense	(13.8)	(9.8)	(28.9)	(19.6)

Income before income taxes and minority interest	171.2	143.6	323.8	254.2
Income taxes	(57.3)	(49.6)	(110.1)	(76.3)
Minority interest in Harris Stratex Networks, Inc., net of tax	0.4	—	0.8	—

Net income	$114.3	$94.0	$214.5	$177.9

Net income per common share

Basic	$.84	$.71	$1.60	$1.34

Diluted	$.83	$.67	$1.56	$1.27

Cash dividends paid per common share	$.15	$.11	$.30	$.22

Basic weighted average shares outstanding	135.7	132.9	133.9	132.9
Diluted weighted average shares outstanding	137.6	141.6	137.7	141.6

Table 2
HARRIS CORPORATION
FY’08 Second Quarter Summary
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended		Two Quarters Ended
	December 28,	December 29,	December 28,	December 29,
	2007	2006	2007	2006
	(In millions)
Revenue
Defense Communications and Electronics	$472.4	$399.0	$901.6	$779.9
Government Communications Systems	507.4	369.0	997.3	710.7
Broadcast Communications	163.6	155.0	310.3	294.8
Harris Stratex Networks	181.1	101.3	353.4	194.9
Corporate eliminations	(6.8)	(8.1)	(14.4)	(17.3)

	$1,317.7	$1,016.2	$2,548.2	$1,963.0

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
Defense Communications and Electronics	$141.9	$120.0	$273.7	$228.9
Government Communications Systems	49.4	30.7	92.1	62.3
Broadcast Communications	8.2	13.0	18.6	21.8
Harris Stratex Networks	(0.8)	8.1	(1.8)	16.0
Headquarters expense	(18.4)	(17.6)	(37.0)	(34.0)
Corporate eliminations	(1.1)	(3.1)	(2.4)	(7.4)
Non-operating income (loss)	4.2	(0.2)	5.9	(18.7)
Net interest	(12.2)	(7.3)	(25.3)	(14.7)

	$171.2	$143.6	$323.8	$254.2

Table 3
HARRIS CORPORATION
FY’08 Second Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Two Quarters Ended
	December 28,	December 29,
	2007	2006
	(In millions)
Operating Activities
Net income	$214.5	$177.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	84.2	54.8
Share-based compensation	19.3	11.7
Non-current deferred income tax	6.5	(7.3)
Gain on the sale of securities available-for-sale	(2.1)	—
Minority interest in Harris Stratex Networks, Inc., net of tax	(0.8)	—
(Increase) decrease in:
Accounts and notes receivable	(56.6)	23.9
Inventories	(54.1)	(33.3)
Increase (decrease) in:
Accounts payable and accrued expenses	(18.0)	(53.0)
Advance payments and unearned income	11.0	24.3
Income taxes	(22.9)	(12.4)
Other	7.8	(4.3)

Net cash provided by operating activities	188.8	182.3

Investing Activities
Cash paid for acquired businesses	(12.8)	—
Additions of property, plant and equipment	(49.1)	(38.8)
Additions of capitalized software	(19.0)	(23.9)
Proceeds from the sale of securities available-for-sale	3.1	—
Cash paid for short-term investments available-for-sale	(4.3)	(82.7)
Proceeds from the sale of short-term investments available-for-sale	14.7	195.3

Net cash provided by (used in) investing activities	(67.4)	49.9

Financing Activities
Proceeds from borrowings	397.0	11.0
Repayment of borrowings	(388.7)	(12.9)
Payment of treasury lock	(8.9)	—
Proceeds from exercise of employee stock options	24.1	9.4
Repurchases of common stock	(100.0)	(26.4)
Cash dividends	(41.1)	(29.4)

Net cash used in financing activities	(117.6)	(48.3)

Effect of exchange rate changes on cash and cash equivalents	(0.5)	2.7

Net increase in cash and cash equivalents	3.3	186.6

Cash and cash equivalents, beginning of year	368.3	181.3

Cash and cash equivalents, end of quarter	$371.6	$367.9

Supplemental disclosure of noncash investing and financing activities
Common stock issued in exchange for 3.5% convertible debentures, due fiscal 2023	$163.5	$—

Table 4
HARRIS CORPORATION
FY’08 Second Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 28,	June 29,
	2007	2007
	(In millions)
Assets

Cash and cash equivalents	$371.6	$368.3
Short-term investments	10.0	20.4
Marketable equity securities	53.3	40.5
Receivables	808.4	748.5
Inventories	613.1	556.8
Current deferred income taxes	103.6	94.3
Property, plant and equipment	467.4	459.2
Goodwill	1,544.4	1,525.2
Identifiable intangible assets	396.7	417.9
Other assets	182.7	174.9

	$4,551.2	$4,406.0

Liabilities and Shareholders’ Equity

Short-term debt	$53.5	$410.0
Accounts payable	374.3	350.0
Compensation and benefits	150.5	188.1
Other accrued items	191.9	187.5
Advance payments and unearned income	139.5	128.5
Income taxes payable	4.6	64.2
Current portion of long-term debt	107.1	309.8
Non-current deferred income taxes	39.1	61.8
Long-term debt	832.5	408.9
Other long-term liabilities	116.9	66.5
Minority interest in Harris Stratex Networks, Inc.	332.4	326.9
Shareholders’ equity	2,208.9	1,903.8

	$4,551.2	$4,406.0

HARRIS CORPORATION
FY’08 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income (loss), non-operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; income before income taxes and minority interest; income taxes; minority interest; net income; and net income per diluted share adjusted to exclude certain costs, expenses, gains and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY’08 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Condensed Consolidated Statement of Income
(Unaudited)

	Quarter Ended			Quarter Ended
	December 28, 2007			December 29, 2006
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$1,317.7	$—	$1,317.7	$1,016.2	$—	$1,016.2

Cost of product sales and services (A)	(908.2)	5.2	(903.0)	(683.7)	—	(683.7)
Engineering, selling and administrative expenses (B)	(230.3)	9.0	(221.3)	(181.4)	1.7	(179.7)
Non-operating income (loss)	4.2	—	4.2	(0.2)	—	(0.2)
Interest income	1.6	—	1.6	2.5	—	2.5
Interest expense	(13.8)	—	(13.8)	(9.8)	—	(9.8)

Income before income taxes and minority interest	171.2	14.2	185.4	143.6	1.7	145.3
Income taxes	(57.3)	(4.7)	(62.0)	(49.6)	(0.3)	(49.9)
Minority interest in Harris Stratex Networks, net of tax	0.4	(3.9)	(3.5)	—	—	—

Net income	$114.3	$5.6	$119.9	$94.0	$1.4	$95.4

Net income per diluted common share	$.83	$.04	$.87	$.67	$.01	$.68

	Two Quarters Ended			Two Quarters Ended
	December 28, 2007			December 29, 2006
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$2,548.2	$—	$2,548.2	$1,963.0	$—	$1,963.0

Cost of product sales and services (A)	(1,757.8)	6.0	(1,751.8)	(1,324.6)	—	(1,324.6)
Engineering, selling and administrative expenses (B)	(447.2)	17.1	(430.1)	(350.8)	1.7	(349.1)
Non-operating income (loss) (C)	5.9	—	5.9	(18.7)	19.8	1.1
Interest income	3.6	—	3.6	4.9	—	4.9
Interest expense	(28.9)	—	(28.9)	(19.6)	—	(19.6)

Income before income taxes and minority interest	323.8	23.1	346.9	254.2	21.5	275.7
Income taxes	(110.1)	(6.9)	(117.0)	(76.3)	(7.2)	(83.5)
Minority interest in Harris Stratex Networks, net of tax	0.8	(6.7)	(5.9)	—	—	—

Net income	$214.5	$9.5	$224.0	$177.9	$14.3	$192.2

Net income per diluted common share	$1.56	$.07	$1.63	$1.27	$.10	$1.37

Table 6
HARRIS CORPORATION
FY’08 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended			Quarter Ended
	December 28, 2007			December 29, 2006
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Defense Communications and Electronics	$472.4	$—	$472.4	$399.0	$—	$399.0
Government Communications Systems	507.4	—	507.4	369.0	—	369.0
Broadcast Communications	163.6	—	163.6	155.0	—	155.0
Harris Stratex Networks	181.1	—	181.1	101.3	—	101.3
Corporate eliminations	(6.8)	—	(6.8)	(8.1)	—	(8.1)

	$1,317.7	$—	$1,317.7	$1,016.2	$—	$1,016.2

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
Defense Communications and Electronics	$141.9	$—	$141.9	$120.0	$—	$120.0
Government Communications Systems (D)	49.4	0.3	49.7	30.7	—	30.7
Broadcast Communications (E)	8.2	1.8	10.0	13.0	—	13.0
Harris Stratex Networks (F)	(0.8)	12.1	11.3	8.1	1.7	9.8
Headquarters expense	(18.4)	—	(18.4)	(17.6)	—	(17.6)
Corporate eliminations	(1.1)	—	(1.1)	(3.1)	—	(3.1)
Non-operating income (loss)	4.2	—	4.2	(0.2)	—	(0.2)
Net interest expense	(12.2)	—	(12.2)	(7.3)	—	(7.3)

	$171.2	$14.2	$185.4	$143.6	$1.7	$145.3

	Two Quarters Ended			Two Quarters Ended
	December 28, 2007			December 29, 2006
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Defense Communications and Electronics	$901.6	$—	$901.6	$779.9	$—	$779.9
Government Communications Systems	997.3	—	997.3	710.7	—	710.7
Broadcast Communications	310.3	—	310.3	294.8	—	294.8
Harris Stratex Networks	353.4	—	353.4	194.9	—	194.9
Corporate eliminations	(14.4)	—	(14.4)	(17.3)	—	(17.3)

	$2,548.2	$—	$2,548.2	$1,963.0	$—	$1,963.0

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
Defense Communications and Electronics	$273.7	$—	$273.7	$228.9	$—	$228.9
Government Communications Systems (D)	92.1	0.9	93.0	62.3	—	62.3
Broadcast Communications (E)	18.6	1.8	20.4	21.8	—	21.8
Harris Stratex Networks (F)	(1.8)	20.4	18.6	16.0	1.7	17.7
Headquarters expense	(37.0)	—	(37.0)	(34.0)	—	(34.0)
Corporate eliminations	(2.4)	—	(2.4)	(7.4)	—	(7.4)
Non-operating income (loss) (C)	5.9	—	5.9	(18.7)	19.8	1.1
Net interest expense	(25.3)	—	(25.3)	(14.7)	—	(14.7)

	$323.8	$23.1	$346.9	$254.2	$21.5	$275.7

Table 7
HARRIS CORPORATION
Reconciliation of FY’08 GAAP EPS Guidance to Non-GAAP EPS Guidance
(Unaudited)

Earnings Per
Diluted Share
GAAP Earnings Per Share Guidance for FY’08	$3.35 to $3.45
Charges associated with the combination with Stratex Networks, Inc. (G)	$0.07
Charges associated with the acquisition of Multimax Incorporated (H)	$0.01
Charges associated with the acquisition of Zandar Technologies plc (I)	$0.02

Non-GAAP Earnings Per Share Guidance for FY’08	$3.45 to $3.55

Non-GAAP Earnings Per Share for FY’07	$2.80

Percent Change	23% to 27%

Table 8
HARRIS CORPORATION
FY’08 Second Quarter Summary
Comparison of Harris Stratex Networks Segment GAAP and Non-GAAP Revenue and Operating Income to
that Reported by Harris Stratex Networks, Inc.
(Unaudited)

	Quarter Ended		Quarter Ended
	December 28, 2007		December 29, 2006
	As Reported by		As Reported by
		Harris		Harris
		Stratex		Stratex
	Harris	Networks	Harris	Networks
	(In millions)
Revenue — As Reported	$181.1	$181.1	$101.3	$101.3
Adjustments:
Stratex Networks, Inc. revenue:
Quarter ended December 29, 2006	—	—	—	70.6

Revenue — Non-GAAP	$181.1	$181.1	$101.3	$171.9

Operating Income(Loss) — As Reported (J)	$(0.8)	$(0.8)	$8.1	$6.2
Adjustments:
Stratex combination-related costs	12.1	12.1	1.7	1.7
FAS 123R expense	—	1.9	—	0.3
Other identifiable intangible amortization	—	3.6	—	—
Stratex Networks, Inc. operating income:
Quarter ended December 29, 2006	—	—	—	8.2
Harris corporate allocations	—	—	—	1.8

Operating Income — Non-GAAP	$11.3	$16.8	$9.8	$18.2

HARRIS CORPORATION
FY’08 Second Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Notes to tables 5 through 8:
Note A — Adjustments to cost of product sales and services for the quarter and two quarters ended December 28, 2007 are due to the impact of a step up in fixed assets and integration costs associated with the combination between Stratex Networks, Inc. (“Stratex”) and our former Microwave Communications Division ($4.8 million and $5.6 million, respectively). Adjustments to cost of product sales and services for the quarter and two quarters ended December 28, 2007 are also due to the impact of a step up in inventory associated with the acquisition of Zandar Technologies plc (“Zandar”) ($0.4 million).
Note B — Adjustments to engineering, selling and administrative expenses for the quarter and two quarters ended December 28, 2007 are due to the impact of a step up in fixed assets and integration costs associated with the Stratex combination ($7.3 million and $14.8 million, respectively). Adjustments to engineering, selling and administrative expenses for the quarter and two quarters ended December 28, 2007 also include integration costs associated with the acquisition of Multimax Incorporated (“Multimax”) ($0.3 million and $0.9 million, respectively) and the write-off of in-process research and development associated with our acquisition of Zandar ($1.4 million). Adjustments to engineering, selling and administrative expenses for the quarter and two quarters ended December 29, 2006 relate to costs associated with the combination between Stratex and our former Microwave Communications Division ($1.7 million).
Note C — The adjustment to non-operating income (loss) for the two quarters ended December 29, 2006 is due to the impairment to our investment in Terion, Inc. ($19.8 million).
Note D — Adjustments to our Government Communications Systems segment operating income for the quarter and two quarters ended December 28, 2007 are due to integration costs associated with the acquisition of Multimax ($0.3 million and $0.9 million, respectively).
Note E — Adjustments to our Broadcast Communications segment operating income for the quarter and two quarters ended December 28, 2007 are due to the impact of a step up in inventory ($0.4 million) and the write-off of in-process research and development ($1.4 million) associated with our acquisition of Zandar.
Note F — Adjustments to our Harris Stratex Networks segment operating income (loss) for the quarter and two quarters ended December 28, 2007 are due to the impact of a step up in fixed assets and integration costs associated with the Stratex combination ($12.1 million and $20.4 million, respectively). Adjustments for the quarter and two quarters ended December 29, 2006 relate to costs associated with the combination between Stratex and our former Microwave Communications Division ($1.7 million).
Note G — Adjustment for the estimated $0.07 per diluted share impact, after minority interest, is due to the impact of a step up in fixed assets and integration costs associated with the Stratex combination.
Note H — Adjustment for the estimated $0.01 per diluted share impact is for the estimated impact from integration and other charges associated with the acquisition of Multimax.
Note I — Adjustment for the estimated $0.02 per diluted share impact is for the estimated impact from integration and other charges associated with the acquisition of Zandar.
Note J — The difference between the GAAP operating income (loss) recorded during the quarter ended December 29, 2006 by Harris versus Harris Stratex Networks, Inc. is due to $1.8 million of corporate allocations expense and $0.1 million of other expense.